Exhibit 4(m)

DESCRIPTION OF OUR SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2023, Hercules Capital, Inc. (“we,” “our,” “Hercules,” or the “Company”) had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, par value $0.001 per share (“common stock”) and (ii) our 6.25% Notes due 2033 (the “2033 Notes” or our “Debt Securities”).

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law, as amended (the “MGCL”), and on our charter and bylaws. This summary may not contain all of the information that is important to you, and we refer you to the MGCL and our charter and bylaws for a more detailed description of the provisions summarized below.

Common Stock

Under the terms of our charter, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. Under our charter, our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock, and to cause the issuance of such shares, without obtaining stockholder approval. In addition, as permitted by the MGCL, but subject to the Investment Company Act of 1940, as amended (the “1940 Act”), our charter provides that the Board of Directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

All shares of our common stock have equal rights as to earnings, assets, distributions and voting privileges, except as described below and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable.

Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor. Shares of our common stock have no conversion, exchange, preemptive or redemption rights. In the event of a liquidation, dissolution or winding up of Hercules each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Title of Class	Amount Authorized	Amount Held by Company for its Account	Amount Outstanding
Common Stock, $0.001 par value per share	200,000,000	—	157,758,072

Preferred Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the Board of Directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

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Exhibit 4(m)

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that their action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our charter also provides that, to the maximum extent permitted by Maryland law, with the approval of our Board of Directors and provided that certain conditions described in our charter are met, we may pay certain expenses incurred by any such indemnified person in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay amounts we have so paid if it is ultimately determined that indemnification of such expenses is not authorized under our charter. Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity, except with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that their action was in our best interest or to be liable to us or our stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. Our bylaws also provide that, to the maximum extent permitted by Maryland law, with the approval of our Board of Directors and provided that certain conditions described in our bylaws are met, we may pay certain expenses incurred by any such indemnified person in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay amounts we have so paid if it is ultimately determined that indemnification of such expenses is not authorized under our bylaws. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We currently have in effect a directors’ and officers’ insurance policy covering our directors and officers and us for any acts and omissions committed, attempted or allegedly committed by any director or officer during the policy period. The policy is subject to customary exclusions.

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Exhibit 4(m)
Provisions of the MGCL and Our Charter and Bylaws

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. The terms of the first, second and third classes will expire at our annual meeting of stockholders in 2026, 2024 and 2025, respectively. Upon expiration of their current terms, directors of each class will be elected to serve until the third annual meeting following their election and until their respective successors are duly elected and qualify. Each year one class of directors will be elected by the stockholders. A classified board may render a change in control or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our charter provides that, except as otherwise provided in the bylaws, the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote in the election of directors will be required to elect each director. Our bylaws currently provide that, in uncontested elections, directors are elected by the affirmative vote of a majority of the votes cast for and against a director nominee. In contested elections, our bylaws provide that directors are elected by a plurality of the votes cast in the election of directors. Pursuant to our charter and bylaws, our Board of Directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the Board of Directors in accordance with our bylaws. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than one nor, unless the bylaws are amended, more than 12. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that a director may be removed only for cause, as defined in the charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action may be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous written consent, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice by the stockholder and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Directors or (3) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both

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Exhibit 4(m)
at the time of giving of notice by the stockholder and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our Board of Directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments and any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company or any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 75% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by at least 75% of our continuing directors (in addition to approval by our Board of Directors), such amendment or proposal may be approved by the stockholders entitled to cast a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as our current directors, as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the Board of Directors.

Our charter and bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “Control Share Act”) provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

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Exhibit 4(m)
•a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock.

Business Combinations

Under the Maryland Business Combination Act (the “Business Combination Act”), “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the 5-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

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Exhibit 4(m)
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board of Directors, including a majority of the directors who are not interested persons as defined in the 1940 Act.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Regulatory Restrictions

Our wholly-owned subsidiary, HC IV, has obtained an SBIC license. The SBA prohibits, without prior SBA approval, a “change of control” or transfers which would result in any person (or group of persons acting in concert) owning 10% or more of any class of capital stock of a SBIC. A “change of control” is any event which would result in a transfer of the power, direct or indirect, to direct the management and policies of a SBIC, whether through ownership, contractual arrangements or otherwise.

DESCRIPTION OF OUR DEBT SECURITIES

6.25% Notes due 2033

On September 24, 2018, we issued $40.0 million in aggregate principal amount of the 2033 Notes. The 2033 Notes will mature on October 30, 2033, unless previously repurchased in accordance with their terms. The 2033 Notes bear interest at a rate of 6.25% per year payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year, commencing on October 30, 2018 and trade on the NYSE under the symbol “HCXY.”

The 2033 Notes are our direct unsecured obligations and rank pari passu, or equally in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by us.

We may redeem some or all of the 2033 Notes at any time, or from time to time, at the redemption price set forth under the terms of the indenture after October 30, 2023. No sinking fund is provided for the 2033 Notes. The 2033 Notes were issued in denominations of $25 and integral multiples of $25 thereof.

The 2033 Notes were issued pursuant to that certain indenture, dated March 6, 2012 (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture to the Base Indenture, dated September 24, 2018 (the “2033 Notes Indenture” or the “indenture”). As of December 31, 2023, the Company was in compliance with the terms of the 2033 Notes Indenture.

General

For purposes of this description, any reference to the payment of principal of or premium or interest, if any, on Debt Securities will include additional amounts if required by the terms of the Debt Securities.

The indenture does not limit the amount of Debt Securities that may be issued thereunder from time to time. Debt Securities issued under the indenture, when a single trustee is acting for all Debt Securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” section below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of Debt Securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

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Exhibit 4(m)
Certain Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office or agency, payment of taxes and related matters, the following covenants apply to each of the Debt Securities.

Statement as to Compliance

We have agreed to deliver to the Trustee, within 120 calendar days after the end of each fiscal year ending after the date hereof so long as any Debt Security is outstanding, an Officers’ Certificate stating to the knowledge of the signers thereof whether the Company is in default in the performance of any of the terms, provisions or conditions of the indenture. For purposes of this covenant, such default shall be determined without regard to any period of grace or requirement of notice under the indenture.

1940 Act Compliance

We have agreed that, for the period of time during which the Debt Securities are outstanding, we will not violate (whether or not it is subject to)  Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or as may be applicable to us from time to time or any successor provisions thereto, giving effect to any exemptive relief granted to the Company by the Securities and Exchange Commission (“Commission”) (even if we are no longer subject to such provisions of the 1940 Act).

We have also agreed that for the period of time during which the Debt Securities are Outstanding, pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act as may be applicable to the Company from time to time or any successor provisions thereto of the 1940 Act, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage (as defined in the 1940 Act) of at least the threshold specified in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act as may be applicable to us from time to time after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to (i) any exemptive relief granted to the Company by the Commission and (ii) any no-action relief granted by the Commission to another business development company (or to the Company if it determines to seek such similar no-action or other relief) permitting the business development company to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act as may be applicable to us from time to time in order to maintain such business development company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

Global Securities

The Debt Securities were issued as registered securities in book-entry form only. A global security represents one or any other number of individual Debt Securities. Generally, all Debt Securities represented by the same global securities will have the same terms.

Each Debt Security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. The Depository Trust Company, New York, New York, known as DTC, is the depositary for the Debt Securities.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all Debt Securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the Debt Security, but only an indirect holder of a beneficial interest in the global security.

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Exhibit 4(m)

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the Debt Securities represented by the global security.

Accordingly, an investor should be aware of the following:

•An investor cannot cause the Debt Securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the Debt Securities, except in the special situations we describe below.

•An investor will be an indirect holder and must look to his or her own bank or broker for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities, as we describe under “Issuance of Securities in Registered Form” above.

•An investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the Debt Securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•If we redeem less than all the Debt Securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•An investor is required to give notice of exercise of any option to elect repayment of its Debt Securities, through its participant, to the Trustee and to deliver the related Debt Securities by causing its participant to transfer its interest in those Debt Securities, on DTC’s records, to the Trustee.

•DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the Debt Securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Debt Securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

If a global security is terminated, only the depositary, and not we or the Trustee, is responsible for deciding the names of the institutions in whose names the Debt Securities represented by the global security will be registered and, therefore, who will be the holders of those Debt Securities.

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Exhibit 4(m)

Payment and Paying Agents

We will pay interest to the person listed in the Trustee’s records as the owner of the Debt Security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Debt Security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling Debt Securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Debt Securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

We will make payments on a certificated Debt Security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the Trustee in New York, New York and/or at other offices that may be designated by the Trustee or in a notice to holders against surrender of the Debt Security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the Debt Security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the Trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment when Offices are Closed

If any payment is due on a Debt Security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under any Debt Security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their Debt Securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the Debt Securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the Debt Securities of your series means any of the following:

•we do not pay the principal of, or any premium on, a Debt Security of the series on its due date;

•we do not pay interest on a Debt Security of the series when due, and such default is not cured within 30 days;

•we do not deposit any sinking fund payment in respect of Debt Securities of the series on its due date, and do not cure this default within five days;

•we remain in breach of a covenant in respect of Debt Securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of Debt Securities of the series;

BUSINESS.31023043.2

Exhibit 4(m)

•we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days; and

•on the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%, giving effect to any exemptive relief granted to us by the SEC.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the same or any other indenture. The trustee may withhold notice to the holders of Debt Securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the Debt Securities of the affected series may declare the entire principal amount of all the Debt Securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Debt Securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding Debt Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Debt Securities, the following must occur:

•the holder must give your trustee written notice that an Event of Default has occurred and remains uncured;

•the holders of at least 25% in principal amount of all outstanding Debt Securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•the holders of a majority in principal amount of the Debt Securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

•However, you are entitled at any time to bring a lawsuit for the payment of money due on your Debt Securities on or after the due date.

•Holders of a majority in principal amount of the Debt Securities of the affected series may waive any past defaults other than:

•the payment of principal, any premium or interest; or

•in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Debt Securities, or else specifying any default.

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Exhibit 4(m)
Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the Debt Securities;

•immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing;

•under the indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries, if any, would become subject to any mortgage, lien or other encumbrance unless either (a) the mortgage, lien or other encumbrance could be created;

•pursuant to the limitation on liens covenant in the indenture without equally and ratably securing the indenture securities or (b) the indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance; and

•we must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the indenture and the Debt Securities issued thereunder.

Changes Requiring Approval

First, there are changes that we cannot make to Debt Securities without specific approval of all of the holders. The following is a list of those types of changes:

•change the stated maturity of the principal of or interest on a Debt Security;

•reduce any amounts due on a Debt Security;

•reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•adversely affect any right of repayment at the holder’s option;

•change the place (except as otherwise designed by the Trustee) or currency of payment on a Debt Security;

•impair your right to sue for payment;

•adversely affect any right to convert or exchange a Debt Security in accordance with its terms;

•modify the subordination provisions in the indenture in a manner that is adverse to holders of the Debt Securities;

•reduce the percentage of holders of Debt Securities whose consent is needed to modify or amend the indenture;

•reduce the percentage of holders of Debt Securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•change any obligation we have to pay additional amounts.

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Exhibit 4(m)

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Debt Securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding Debt Securities in any material respect. We also do not need any approval to make any change that affects only Debt Securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the Debt Securities would require the following approval:

•if the change affects only one series of Debt Securities, it must be approved by the holders of a majority in principal amount of that series; and

•if the change affects more than one series of Debt Securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of Debt Securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Approval.”

Further Details Concerning Voting

Debt Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt Securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Debt Securities or request a waiver.

Defeasance

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Debt Securities. If applicable, you also would be released from the subordination provisions as described under the “Indenture Provisions—Subordination” section below. In order to achieve covenant defeasance, we must do the following:

•if the Debt Securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such Debt Securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Debt Securities on their various due dates;

•we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and just repaid the Debt Securities ourselves at maturity; and

•we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

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Exhibit 4(m)

If we accomplish covenant defeasance, you can still look to us for repayment of the Debt Securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Debt Securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Debt Securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•if the Debt Securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such Debt Securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Debt Securities on their various due dates.

•we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and just repaid the Debt Securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the Debt Securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your Debt Securities and you would recognize gain or loss on the Debt Securities at the time of the deposit;

•we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•Defeasance must not result in a breach of the indenture or any other material agreements; and

•Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Debt Securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions—Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

Holders may exchange their certificated securities, if any, for Debt Securities of smaller denominations or combined into fewer Debt Securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering Debt Securities in the names of holders transferring Debt Securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the Debt Securities of that series, we may block the transfer or exchange of those Debt Securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security that will be partially redeemed.

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Exhibit 4(m)

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated Debt Securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated Debt Securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated Debt Securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on senior indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated Debt Securities or by the holders of any of such subordinated Debt Securities before all senior indebtedness is paid in full, the payment or distribution must be paid over to the holders of the senior indebtedness or on their behalf for application to the payment of all the senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness. Subject to the payment in full of all senior indebtedness upon this distribution by us, the holders of such subordinated Debt Securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of such subordinated Debt Securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated Debt Securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated Debt Securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated Debt Securities; and

•renewals, extensions, modifications and refinancings of any of this indebtedness.

The Trustee under the Indenture

U.S. Bank National Association is the trustee under the indenture.

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